Exhibit 99.1

November 3, 2014

NORTHWEST PIPE REPORTS THIRD QUARTER 2014 RESULTS

AND ANNOUNCES CONFERENCE CALL

Vancouver, WA, November 3, 2014. Northwest Pipe Company (NASDAQ: NWPX) today announced its financial results for the quarter ended September 30, 2014. The Company will broadcast its third quarter 2014 earnings conference call on Tuesday, November 4, 2014, at 8:00 am PST.

Third Quarter 2014 Results

Net sales from continuing operations for the quarter ended September 30, 2014 increased 48.4% to $116.5 million compared to $78.5 million for the quarter ended September 30, 2013. Gross profit was $15.8 million (13.6% of net sales from continuing operations) in the third quarter of 2014, an increase from $11.3 million (14.3% of net sales from continuing operations) in the third quarter of 2013. Income from continuing operations for the third quarter of 2014 was $5.9 million or $0.61 per diluted share compared to income from continuing operations of $2.7 million or $0.29 per diluted share for the third quarter of 2013.

Water Transmission sales increased 64.1 % to $76.9 million in the third quarter of 2014 from $46.8 million in the third quarter of 2013. The increase in net sales was due to higher volumes primarily attributed to the IPL project, which started production in mid-May. Water Transmission gross profit increased to $16.6 million (21.5% of segment net sales) in the third quarter of 2014 from $7.9 million (16.9% of segment net sales) in the same quarter of 2013. Water Transmission gross profit increased in total and as a percent of net sales due to increased volume and the mix of projects as compared to the same period a year ago.

Tubular Products sales from continuing operations increased 25.1% to $39.6 million in the third quarter of 2014 from $31.7 million in the third quarter of 2013, driven by a 23% increase in tons sold coupled with a 2% increase in sales prices. Sales volumes increased from 32,400 tons in the third quarter of 2013 to 39,700 tons in the third quarter of 2014. Tubular Products had a gross loss from continuing operations of $0.7 million (negative 1.9% of segment net sales from continuing operations) in the third quarter of 2014 compared to a $3.3 million gross profit (10.5% of segment net sales from continuing operations) in the third quarter of 2013. Gross profit was negatively impacted by higher steel costs in relation to sales prices.

As of September 30, 2014, the backlog of orders in the Water Transmission segment was approximately $138 million compared to a backlog of orders of $108 million as of September 30, 2013. The backlog includes confirmed orders, including the balance of projects in process, and projects for which the Company has been notified that it was the successful bidder even though a binding agreement has not been executed.

Outlook

“The company’s financial performance is expected to come under increasing pressure in the fourth quarter compared to the third quarter. The extremely aggressive bidding posture in the Water Transmission market is expected to drive margins into the low teens,” said Scott Montross, President and Chief Executive Office of the company. “Even with the gains in efficiency and volume driven by our Atchison modernization project, we expect near term margins to be around break-even for the Tubular Products segment due to continued pressure from imports in the line pipe market.”

Conference Call

The Company will hold its third quarter 2014 earnings conference call on Tuesday, November 4, 2014 at 8:00 am PST. The live call can be accessed by dialing 1-888-810-4934 passcode NWPIPE. For those unable to attend the live call, a replay will be available approximately one hour after the event and will remain available until Friday, December 5, 2014 by dialing 1-800-839-2338 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company is a leading manufacturer of welded steel pipe and tube products. The Water Transmission Group is the largest manufacturer of engineered steel pipe water systems in North America. With eight Water Transmission manufacturing facilities, the Group is positioned to meet North America’s growing needs for water and wastewater infrastructure. The Water Transmission Group serves a wide-range of markets and their solution-based products are a perfect fit for applications including: water transmission, plant piping, energy, tunnels, river crossings, structural, industrial and construction. The Tubular Products Group operates a state of the art electric resistance weld mill facility. The Tubular Products portfolio serves a wide-range of markets and its quality certified pipe and tube products are good for applications including: oil and gas, structural industrial, fire protection, low pressure and agricultural. The Company is headquartered in Vancouver, Washington and has manufacturing facilities in the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Scott Montross are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2013 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

CONTACT:	Robin Gantt, Chief Financial Officer
360-397-6250

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales:
Water Transmission	$76,857	$46,835	$182,061	$183,596
Tubular Products	39,648	31,692	119,079	90,208

Net sales	116,505	78,527	301,140	273,804
Cost of sales:
Water Transmission	60,298	38,903	152,343	143,669
Tubular Products	40,387	28,370	117,346	80,752

Total cost of sales	100,685	67,273	269,689	224,421
Gross profit (loss):
Water Transmission	16,559	7,932	29,718	39,927
Tubular Products	(739)	3,322	1,733	9,456

Total gross profit	15,820	11,254	31,451	49,383
Selling, general and administrative expense	6,489	5,556	17,847	17,527

Operating income (loss)
Water Transmission	14,429	6,306	23,673	34,838
Tubular Products	(1,155)	2,951	550	8,460
Corporate	(3,943)	(3,559)	(10,619)	(11,442)

Operating income	9,331	5,698	13,604	31,856
Other income (expense)	39	(242)	2	(279)
Interest income	220	94	383	337
Interest expense	(457)	(893)	(1,796)	(2,717)

Income before income taxes from continuing operations	9,133	4,657	12,193	29,197
Income tax expense	3,275	1,923	4,364	9,940

Income from continuing operations	5,858	2,734	7,829	19,257
Income (loss) from discontinued operations	(837)	(1,718)	(11,720)	(3,174)

Net income (loss)	$5,021	$1,016	$(3,891)	$16,083

Basic earnings (loss) per share
Continuing operations	$0.62	$0.29	$0.82	$2.04
Discontinued operations	(0.09)	(0.18)	(1.23)	(0.34)

Total	$0.53	$0.11	$(0.41)	$1.70

Diluted earnings (loss) per share
Continuing operations	$0.61	$0.29	$0.82	$2.03
Discontinued operations	(0.09)	(0.18)	(1.23)	(0.34)

Total	$0.52	$0.11	$(0.41)	$1.69

Shares used in per share calculations:
Basic	9,519	9,449	9,513	9,443

Diluted	9,616	9,517	9,595	9,498

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)

	September 30, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$72	$588
Trade and other receivables, net	47,544	72,470
Costs and estimated earnings in excess of billings on uncompleted contracts	55,774	50,468
Inventories	77,272	110,392
Other current assets	15,191	9,662

Total current assets	195,853	243,580
Property and equipment, net	132,097	143,061
Other assets	41,046	46,818

Total assets	$368,996	$433,459

Liabilities:
Current maturities of long-term debt	$998	$7,930
Accounts payable	21,978	21,731
Accrued liabilities	10,301	15,194
Billings in excess of cost and estimated earnings on uncompleted contracts	1,312	3,368

Total current liabilities	34,589	48,223
Note payable to financial institution	46,649	87,919
Other long-term debt, less current maturities	846	6,322
Other long-term liabilities	27,950	29,145

Total liabilities	110,034	171,609
Stockholders’ equity	258,962	261,850

Total liabilities and stockholders’ equity	$368,996	$433,459

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